Exhibit 4.3

GMH COMMUNITIES TRUST

EQUITY INCENTIVE PLAN

RESTRICTED COMMON SHARES AWARD AGREEMENT

This RESTRICTED COMMON SHARES AWARD, dated as of                , 200   (the “Grant Date”), is delivered by GMH Communities Trust, a Maryland real estate investment trust (the “Company”), to                                       (the “Participant”).

RECITALS

A.                                   The GMH Communities Trust Equity Incentive Plan (the “Plan”) provides for the award of restricted common shares of beneficial ownership, par value $0.001 per share, of the Company (“Common Shares”).  In connection with the Participant’s                            , the Compensation Committee of the Board (the “Committee”) has approved an award of restricted Common Shares to the Participant under the Plan as an inducement for the Participant to promote the best interests of the Company, its owners, and its Affiliates (as defined in the Plan) and Subsidiaries (as defined in the Plan).  A copy of the Plan is attached.

B.                                     The Committee administers the Plan.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

1.                                       Restricted Common Share Award.  Subject to the terms, conditions and limitations set forth in this Agreement and the Plan, the Company hereby grants to the Participant                 Common Shares, subject to the restrictions set forth below and in the Plan (the “Restricted Common Shares”).

2.                                       Vesting and Nonassignability of Restricted Common Shares.

(a)                                  Subject to the acceleration provisions described in subparagraph (b) below and the limitations described in subparagraph (c) below, the Restricted Common Shares shall become vested and the restrictions described in subparagraphs (d) and (e) below shall lapse according to the following vesting schedule, if the Participant has not incurred a Termination of Employment (as defined in the Plan) with the Company or any Subsidiary (collectively, the “Employer”) from the Grant Date until the applicable vesting date:

Vesting Date	Vested Common Shares

The vesting of the Restricted Common Shares shall be cumulative, but shall not exceed 100% of the Common Shares.  If the foregoing schedule would produce fractional Common Shares, the number of Common Shares that vest shall be rounded down to the nearest whole Common Share, provided that the number of Common Shares that shall vest as in the final installment shall be adjusted so that the total number of Common Shares vesting hereunder shall equal 100% of the Restricted Common Shares.

(b)                                 Provided that the requirements described in subparagraph (d) below have been met, the Restricted Common Shares shall become 100% vested upon the occurrence of any of the following: (i) a Change of Control (as defined in the Plan) prior to the date the Participant has a Termination of Employment, (ii) the Participant has a Termination of Employment by the Employer without Cause (as defined in the Plan), (iii) the Participant has a Termination of Employment for Good Reason (as defined in the Plan), (iv) the Participant has a Termination of Employment on account of his death, or (v) the Participant has a Termination of Employment on account of becoming Permanently Disabled (as defined in the Plan).

(c)                                  Except as provided in subparagraph (b) above, if the Participant incurs a Termination of Employment with the Employer for any reason before the Restricted Common Shares are fully vested, the Common Shares that are not then vested shall be forfeited and must be immediately returned to the Company.

(d)                                 During the period before the Restricted Common Shares vest (the “Restriction Period”), the non-vested Restricted Common Shares may not be assigned, transferred, pledged or otherwise disposed of by the Participant.  Any attempt to assign, transfer, pledge or otherwise dispose of the Common Shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Common Shares, shall be null, void and without effect; provided, however, that if the Participant makes such an attempt, the Company may, subject to the terms of the Plan, terminate this grant by notice to the Participant.

3.                                       Issuance of Certificates.

(a)                                  Common Share certificates representing the Restricted Common Shares may be issued by the Company and held in escrow by the Company until the Restricted Common Shares vest, or the Company may hold non-certificated Common Shares until the Restricted Common Shares vest.

(b)                                 When the Participant obtains a vested right to Restricted Common Shares, a certificate representing the vested Common Shares shall be issued to the Participant, free of the restrictions under Paragraph 2 of this Agreement, but still subject to any restrictions or limitations set forth in the Plan or under applicable law or regulations.

(c)                                  The obligation of the Company to deliver Common Shares upon the vesting of the Restricted Common Shares shall be subject to all applicable laws, rules and regulations and such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

4.                                       Changes in Common Shares or Assets of the Company, Acquisition or Liquidation of the Company and other Corporate Events.  The provisions of Section 12.3 of the Plan applicable to changes in Common Shares or assets of the Company, the acquisition or liquidation of the Company or other corporate events, shall apply to this grant, and, in the event of an occurrence described in Section 12.3 of the Plan, the Committee may take such actions as it deems appropriate pursuant to the Plan.

5.                                       Escrow Agent.  The Participant acknowledges that the Company may appoint an escrow holder to retain physical custody of each certificate or other indicia of ownership of the Restricted Common Shares until these are vested and restrictions have lapsed.

6.                                       Grant Subject to Plan Provisions.  This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  The grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Common Shares, (iii) changes in capitalization of the Company, and (iv) other requirements of applicable law.  The Committee shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

7.                                       Withholding.  The Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Company is required to withhold with respect to the grant or vesting of the Restricted Common Shares.  Subject to Committee approval, the Participant may elect to satisfy any tax withholding obligation of the Company with respect to the Restricted Common Shares by having Common Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

8.                                       No Employment or Other Rights.  This grant shall not confer upon the Participant any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Participant’s employment or service at any time.  Subject to the terms of any Employment Agreement entered into by the Participant and the Company, the right of the Company to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.

9.                                       Owner Rights. The Participant shall have all of the rights and privileges of an owner of the Company with respect to the Restricted Common Shares, except that the Participant shall not have the right to sell or transfer such shares of Restricted Common Shares until such time as the Restriction Period lapses. With respect to the right to receive dividends and distributions, during the Restriction Period, the Participant shall receive any dividends and other distributions paid or made with respect to the Common Shares.  In the event of a dividend or distribution payable in Common Shares or other property (other than cash) or a reclassification, split up or similar event during the Restriction Period, the Common Shares or other property (other than cash) issued or declared with respect to the non-vested Restricted Common Shares shall be subject to the same terms and conditions relating to vesting as the Common Shares to which they relate.  Any dividends or distributions payable in cash with respect to the Common Shares shall be paid directly to the Participant and shall not be subject to any restrictions, regardless of whether the underlying Common Shares have vested.

10.                                 Section 83(b) Election.  The Participant agrees that he shall give notice to the Company, in writing, as to whether he has made an election pursuant to section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to this grant, within twenty (20) days of making such an election.  The Participant acknowledges that he shall be solely responsible for any and all tax liabilities incurred by him in connection with his receipt of the Restricted Common Shares or that are attributable to his making of failing to make such an election.

11.                                 Assignment by Company.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, Subsidiaries, and Affiliates.  This Agreement may be assigned by the Company without the Participant’s consent.

12.                                 Applicable Law.  The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to the conflicts of laws provisions thereof.

13.                                 Notice.  Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Compensation Committee of the Board of Trustees at the Company’s headquarters, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Company, or to such other address as the Participant may designate to the Company in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

14.                                 No Personal Liability.  The Participant agrees that no member of the Committee or executive of the Company shall be personally liable for any actions taken or not taken in good faith in connection with the Plan.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this instrument, and the Participant has placed his or her signature hereon, effective as of the Grant Date.

Attest:	GMH COMMUNITIES TRUST

By:

I hereby accept the grant of Restricted Common Shares described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement.  I hereby further agree that all of the decisions and determinations of the Committee shall be final and binding.

Participant

Date